March 31, 2017

VIA EXPRESS COURIER AND EMAIL

ROS Acquisition Offshore LP	OrbiMed Royalty Opportunities II, LP
c/o OrbiMed Advisors LLC	c/o OrbiMed Advisors LLC
601 Lexington Ave., 54th Floor	601 Lexington Ave., 54th Floor
New York, NY 10022	New York, NY 10022

Re:	Indenture, dated as of July 31, 2015 (the “Agreement”), by and between Bacterin International Holdings, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association (the “Trustee”)

Ladies and Gentlemen,

Capitalized terms used herein but not defined shall have the meanings given in the Agreement. The Borrower has been notified that it will be receiving a going concern opinion from its accountant in its upcoming audited annual financial statements. The receipt of such an opinion will breach an affirmative covenant made by the Borrower under another agreement of indebtedness that it has entered into, which in turn could trigger the cross default prevision under Section 6.01(a)(vii) of the Agreement.

Pursuant to Section 6.05 of the Agreement, a default under Section §6.01(a)(vii) of the Agreement may be waived by the holders of a majority of the aggregate principal amount of the outstanding Notes. As ROS Acquisition Offshore LP (“ROS”) and OrbiMed Royalty Opportunities II, LP (“OrbiMed”) hold approximately 27.7% and 48.8%, respectively, of the aggregate principal amount of the outstanding Notes, ROS and OrbiMed collectively hold the requisite majority to waive such an Event of Default.

By signing below, ROS and OrbiMed hereby waive any Event of Default that has occurred as a result of the breach of Section 6.01(a)(vii) of the Agreement caused by Borrower’s going concern opinion and the breach of an affirmative covenant made by the Borrower under another agreement of indebtedness, as discussed above. The waivers set forth herein are limited to the extent specifically set forth above and shall in no way serve to waive any other terms, covenants or provisions of the Agreement, or any obligations of the Borrower, other than as expressly set forth above. Nothing in this letter shall be construed to imply any willingness on the part of ROS or OrbiMed to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Agreement.

Please acknowledge your receipt of this notice and your agreement to the waiver pursuant to the Agreement by executing the enclosed copy of this letter where indicated below and returning it to John Gandolfo by email to jgandolfo@xtantmedical.com, with the original sent by regular mail to Xtant Medical Holdings, Inc., 664 Cruiser Lane, Belgrade, Montana 59714. Thank you for your consideration.

Very truly yours,
Xtant Medical Holdings, Inc.

/s/ John Gandolfo
John Gandolfo, Chief Financial Officer

ACKNOWLEDGED AND AGREED TO BY:

ROS Acquisition Offshore LP

By OrbiMed Advisors LLC, solely in its capacity as Investment Manager

By: /s/ Samuel D. Islay Name: Samuel D. Islay
Title: Managing Member

OrbiMed Royalty Opportunities II, LP

By OrbiMed ROF II LLC, its General Partner

By OrbiMed Advisors LLC, its Managing Member

By: /s/ Samuel D. Islay Name: Samuel D. Islay
Title: Managing Member